Exhibit 99.1

News Release

7007 Pinemont

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2004 SECOND QUARTER RESULTS

Houston, Texas – May 13, 2004 – OYO Geospace (NASDAQ:OYOG) today announced net income of $1.2 million, or $0.21 per diluted share, on revenues of $16.3 million for its second quarter ended March 31, 2004. This compares with net income of $38,000, or $0.01 per diluted share, on revenues of $16.5 million in the comparable quarter last year.

For the first six months ended March 31, 2004, OYO Geospace recorded net income of $4.4 million, or $0.77 per diluted share on revenues of $33.7 million. This compares to a net loss of $1.3 million, or ($0.23) per diluted share on revenues of $26.6 million in the comparable period last year.

“A cold winter season generated strong demand for geophone rentals and seismic equipment sales for our Canadian and Russian markets. These foreign markets contributed significantly to the second quarter financial results,” said Gary D. Owens, OYO Geospace’s Chairman, President and CEO.

“Although still small in terms of its revenue contribution, our emerging products business enjoyed its best quarterly financial performance in many years. We expect sales growth for these products and markets to continue,” Owens said.

“Although the company did not enjoy a significant revenue contribution from its seismic reservoir products during the quarter, we did receive orders for both borehole and seabed acquisition products and services. Although this part of our business will remain erratic, we believe our seismic reservoir products will provide future revenue and profit growth for the company,” said Owens.

“This quarter marks one of the most profitable quarters for our commercial graphics business in recent years. The bankruptcy of our former primary film supplier caused considerable disruption and reduced profits in this segment last year. We are pleased with the turnaround of this operation and we continue to be excited about its future prospects,” Owens continued.

“During the quarter, we completed the consolidation of our five Houston area locations into a single new location. During this process we reorganized our manufacturing, engineering and corporate groups into a more efficient operation. As a result, we experienced a small charge for continued moving expenses as well as additional unabsorbed manufacturing overhead due to the move. However, we finished our move in late February and are now enjoying a more efficient manufacturing environment,” continued Owens.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO Geospace Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Sales	$16,320	$16,517	$33,678	$26,578
Cost of sales	10,726	11,921	19,941	19,673

Gross profit	5,594	4,596	13,737	6,905

Operating expenses:
Selling, general and administrative expenses	2,961	3,123	6,408	5,959
Research and development expenses	1,281	1,324	2,481	2,703

Total operating expenses	4,242	4,447	8,889	8,662

Income (loss) from operations	1,352	149	4,848	(1,757)

Other income (expense):
Interest expense	(108)	(147)	(251)	(238)
Interest income	85	74	148	115
Other, net	94	1	171	47

Total other income (expense), net	71	(72)	68	(76)

Income (loss) before income taxes and minority interest	1,423	77	4,916	(1,833)
Income tax expense (benefit)	213	24	533	(587)

Income (loss) before minority interest	1,210	53	4,383	(1,246)
Minority interest	(19)	(15)	(24)	(34)

Net income (loss)	$1,191	$38	$4,359	$(1,280)

Basic earnings (loss) per share	$0.21	$0.01	$0.78	$(0.23)

Diluted earnings (loss) per share	$0.21	$0.01	$0.77	$(0.23)

Weighted average shares outstanding - Basic	5,571,354	5,548,411	5,562,943	5,547,482

Weighted average shares outstanding - Diluted	5,693,988	5,551,634	5,657,308	5,547,482